EXECUTION VERSION
SIXTH AMENDMENT TO CREDIT AGREEMENT
This SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of November 21, 2022 (this “Amendment”), amends that certain Credit Agreement, dated as of December 12, 2016, as amended by the First Amendment to Credit Agreement, dated as of September 13, 2018, as further amended by the Second Amendment to Credit Agreement, dated as of May 7, 2020, the Third Amendment to Credit Agreement, dated as of December 4, 2020, the Fourth Amendment to Credit Agreement, dated as of November 25, 2021, and the Fifth Amendment and Limited Waiver to Credit Agreement, dated as of September 2, 2022 (as further amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement” and, as amended hereby, the “Amended Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Amended Credit Agreement), among BLUE BIRD CORPORATION, a Delaware corporation (“Holdings”), BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), SCHOOL BUS HOLDINGS INC., a Delaware corporation, PEACH COUNTY HOLDINGS, INC., a Delaware corporation, and BLUE BIRD GLOBAL CORPORATION, a Delaware corporation, each as Intermediate Parents, the several banks and other financial institutions from time to time party thereto (the “Lenders”), and BANK OF MONTREAL, as an Issuing Bank, the Swingline Lender and the Administrative Agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent”), and Fifth Third Bank and Truist Bank, each as an Issuing Bank.
R E C I T A L S:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;
WHEREAS, the Borrower has requested certain amendments to the Credit Agreement, in each case subject to the terms and conditions set forth herein and in the Amended Credit Agreement; and
WHEREAS, upon the terms and subject to the conditions set forth in this Amendment, the Borrower, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement.
NOW THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Amendments to Credit Agreement. Effective as of the Sixth Amendment Effective Date (as hereinafter defined), the parties hereby agree to amend the Credit Agreement as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in the proper alphabetical order:
“Accordion Event” means the written consent of the Required Lenders for the aggregate Revolving Exposures to exceed $80,000,000.
“Accordion Denial Date” means, as long as an Accordion Event has not occurred, the date on which the Required Lenders have notified the Borrower in writing that they do not consent to the aggregate Revolving Exposures exceeding $80,000,000.
“Ankura” has the meaning assigned to such term in Section 5.08(f).

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“Financial Advisor” has the meaning assigned to such term in Section 5.08(f).
“Restricted Leverage Date” means the earlier of (a) the date on which a Default or an Event of Default exists and (b) the date on which the Total Net Leverage Ratio is equal to or greater than 4.00:1.00 for the immediately preceding Test Period most recently ended.
“Sixth Amendment” means the Sixth Amendment to Credit Agreement, dated as of the Sixth Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and the Administrative Agent.
“Sixth Amendment Effective Date” means November 21, 2022.
“Unrestricted Leverage Date” means the first date on which (a) the Total Net Leverage Ratio is less than 4.00:1.00 for the immediately preceding two Test Periods most recently ended of Holdings, (b) no Default or Event of Default has occurred and is continuing and (c) a Responsible Officer of Holdings shall have delivered to the Administrative Agent a certificate certifying as to the foregoing (and attaching reasonably detailed calculations); provided that such certification and accompanying calculations may be included in the applicable Compliance Certificate.
(b)     The definition of “Actual Booked Units” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
““Actual Booked Units” means, (i) for any period ending between and including November 27, 2021 and August 27, 2022, the cumulative number of Units booked by the Borrower or any Subsidiary Loan Party during the three-fiscal month period then ended and (ii) for all periods beginning on October 2, 2022 and ending on April 1, 2023, the cumulative number of Units booked by the Borrower or any Subsidiary Loan Party from October 2, 2022 to the last day of the applicable fiscal month.”
(c)    The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
““Applicable Rate” means:
(i)    On the Sixth Amendment Effective Date and thereafter, until changed in accordance with the following provisions, the Applicable Rate shall be set at Level IX in the matrix referred to in clause (ii) below.
(ii)    Commencing with the fiscal quarter of Holdings ended on December 31, 2022, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Rate in accordance with the following matrix, based on the Total Net Leverage Ratio:

Level	Total Net Leverage Ratio	ABR Loans	SOFR Loans
I	Less than 2.00x	0.75%	1.75%
II	Greater than or equal to 2.00x and less than 2.50x	1.00%	2.00%
III	Greater than or equal to 2.50x and less than 3.00x	1.25%	2.25%

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IV	Greater than or equal to 3.00x and less than 3.25x	1.50%	2.50%
V	Greater than or equal to 3.25x and less than 3.50x	1.75%	2.75%
VI	Greater than or equal to 3.50x and less than 4.00x	2.00%	3.00%
VII	Greater than or equal to 4.00x and less than 4.50x	2.75%	3.75%
VIII	Greater than or equal to 4.50x and less than 5.00x	3.75%	4.75%
IX	Greater than or equal to 5.00x	4.75%	5.75%

(iii)    Changes in the Applicable Rate based upon changes in the Total Net Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 5.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 5.01(b) (in the case of the first three quarters of any fiscal year), as the case may be, of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 5.01(c), demonstrating the computation of the Total Net Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) Holdings has failed to timely deliver its consolidated financial statements referred to in Section 5.01(a) or Section 5.01(b), as applicable, accompanied by a Compliance Certificate in accordance with Section 5.01(c) and has continued to fail to so deliver after receiving three Business Days’ notice in writing from the Administrative Agent, or (B) a Default or an Event of Default has occurred and is continuing, the Applicable Rate shall be set at Level IX in the above matrix, regardless of the Total Net Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.
    (iv)     Notwithstanding the foregoing, the Applicable Rates for Levels VII, VIII and IX set forth above shall be increased by (x) 0.25%, solely to extent the aggregate Revolving Exposures are greater than or equal to $50,000,000 and less than or equal to $80,000,000 and (y) 0.50%, solely to the extent the aggregate Revolving Exposures are greater than $80,000,000.
(d)    Sub-clause (i)(J) of the definition of “Consolidated EBITDA” in Section 1.01 pf the Credit Agreement is hereby amended and restated in its entirety as follows:
“(J)    restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and adjustments to existing reserves and including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives, severance, relocation costs, integration and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to opening of facilities, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)); provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (J) for any Test Period shall not exceed, together with any such items identified in

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clause (ii) of the definition of “Pro Forma Basis” in respect of such Test Period, without duplication, the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period,”
(e)    The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following language at the end thereof:
Notwithstanding the foregoing, for the purpose of Section 6.10 only, (i) Consolidated EBITDA for the Test Period ending July 1, 2023, shall be deemed equal to the Borrower’s Consolidated EBITDA for the two fiscal quarter period ending on July 1, 2023, multiplied by 2, and (ii) Consolidated EBITDA for the Test Period ending September 30, 2023, shall be deemed equal to Borrower’s Consolidated EBITDA for the three fiscal quarter period then ending on September 30, 2023 multiplied by 4/3.
(f)    The definition of “Disqualified Institutions’ in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
““Disqualified Institutions” means (a) competitors of the Borrower and its Subsidiaries that are (x) in substantially the same or a similar line of business as the Borrower and its Subsidiaries and (y) specifically identified in writing by the Borrower to the Administrative Agent on or prior to the Closing Date (as such list may be supplemented in writing from time to time by the Borrower, provided that the Borrower shall not be able to supplement such list at any time that a Default or an Event of Default has occurred and is continuing), which list and any supplements thereto will be maintained on file with the Administrative Agent as a list of “Disqualified Institutions” and made available to the Lenders (upon written request) by the Administrative Agent, and (b) affiliates of any such competitor to the extent clearly identifiable by name without further inquiry or investigation or identified by the Borrower in writing from time to time as an affiliate of a competitor; provided that no such competitor identified in writing to the Administrative Agent after delivery of the initial list on or before the Closing Date shall be deemed to be a “Disqualified Institution” until at least three (3) full Business Days after the date such written identification is received by the Administrative Agent; provided, further, that no Assignment and Assumption to a Lender shall be invalidated if otherwise validly effected in accordance with the requirements of Section 9.04 solely by virtue of such Lender being subsequently identified as a competitor of the Borrower after such assignment is effected; and provided, further, that in no event shall any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business and that is not primarily engaged in making or holding any equity or equity-like investments in any person described in the preceding clauses (a) and (b) constitute a Disqualified Institution.”
(g)    The definition of “Financial Performance Covenant” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
““Financial Performance Covenant” means, collectively, the covenants set forth in Section 6.10(a) and, at all times during any Limited Availability Period, Sections 6.10(b), (c) and (d).”

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(h)    The definition of “Limited Availability Period” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Limited Availability Period” means (a) initially, the period commencing on the Third Amendment Effective Date and ending on the first occurring Unrestricted Leverage Date and (b) thereafter, each subsequent period beginning on the next occurring Restricted Leverage Date and continuing through and including the next occurring Unrestricted Leverage Date.
(i)    The definition of “Liquidity” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Liquidity” means, as of any date, the sum (calculated at the close of business on such date) of (a) unused Revolving Commitments that are then available to be drawn, plus (b) the Cash Balance on such date; provided, that, solely for the purpose of determination of Liquidity, prior to the Accordion Denial Date, the unused Revolving Commitments shall be deemed to be calculated after giving effect to the Accordion Event as if it had already occurred.
(j)    The definition of “Revolving Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Revolving Maturity Date” means December 31, 2024.
(k)    The definition of “Sanctioned Country” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and the Donetsk People’s Republic, Luhansk People’s Republic and Crimea regions of Ukraine).
(l)    The definition of “Term Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Term Maturity Date” means December 31, 2024.
(m)    The definitions of “Availability Cap,” “Rollover Units” and “Trigger Election” in Section 1.01 of the Credit Agreement are hereby deleted in their entirety.
(n)    Clause (j) of Section 2.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(j)    Cash Collateralization. If any Event of Default under Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the portions of the LC Exposure attributable to Letters of Credit as of such date

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plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.21(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.”
(o)    Section 2.10 of the Credit Agreement is hereby amended by replacing the table therein with the following:

Applicable Fiscal Quarter	Amount
Q3 2018	$1,850,000
Q4 2018	$2,475,000
Q1 2019	$2,475,000
Q2 2019	$2,475,000
Q3 2019	$2,475,000
Q4 2019	$2,475,000
Q1 2020	$2,475,000
Q2 2020	$2,475,000
Q3 2020	$2,475,000
Q4 2020	$2,475,000
Q1 2021	$2,475,000
Q2 2021	$2,475,000

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Q3 2021	$2,475,000
Q4 2021	$3,712,500
Q1 2022	$3,712,500
Q2 2022	$3,712,500
Q3 2022	$3,712,500
Q4 2022	$4,950,000
Q1 2023	$4,950,000
Q2 2023	$4,950,000
Q3 2023	$4,950,000
Q4 2023	$4,950,000
Q1 2024	$4,950,000
Q2 2024	$4,950,000
Q3 2024	$4,950,000
Q4 2024	$4,950,000
Term Maturity Date	All unpaid principal of the Term Loans

(p)    Clause (a) of Section 2.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(a)    The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of (i) during any applicable period in respect of which the Total Net Leverage Ratio for the most recently ended Test Period is equal to or greater than 4.00:1.00, 0.50% per annum, and (ii) at all other times, 0.25% per annum, on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any such fees accrued from the Closing Date through the end of the first full fiscal quarter following the Closing Date shall be payable on the first Business Day following the last day of such full quarter. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose)”
Clauses (a) and (b) of Section 2.20 of the Credit Agreement are hereby amended and restated in their entirety as follows:

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“(a)    At any time and from time to time after the Closing Date so long as no Limited Availability Period is then in effect, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”) from Incremental Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment, (A) the conditions set forth in Section 4.02 shall be satisfied, (B) the Borrower shall be in compliance (before and after giving effect to any such Revolving Commitment Increase and assuming that such Revolving Commitment Increase is fully drawn) with the Financial Performance Covenant on a Pro Forma Basis as of the last day of the most recently ended Test Period (with any proceeds of any Incremental Revolving Increase or Cure Amounts to be excluded for purposes of the cash component of the Total Net Leverage Ratio), (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above and (D) such Revolving Commitment Increase shall be on the same terms (other than any upfront fees) governing the Revolving Commitments pursuant to this Agreement. Notwithstanding anything to contrary herein, (A) the sum of (i) the aggregate principal amount of the Revolving Commitment Increases and (ii) the aggregate principal amount of all Term Commitment Increases shall not exceed the Incremental Cap and (B) no more than four such Revolving Commitment Increases and Term Commitment Increases, taken together, may be made during the term of this Agreement. Each Revolving Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof.
(b)    At any time and from time to time after the Closing Date so long as no Limited Availability Period is then in effect, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), request to effect one or more additional tranches of terms loans hereunder or increases in the aggregate amount of the Term Commitments which shall take the form of an additional tranche of term loans hereunder (each such increase, a “Term Commitment Increase”, and the term loans made thereunder, “Incremental Term Loans”) from one or more Incremental Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term Facility Amendment and the incurrence of any such Incremental Term Loans, (A) the conditions set forth in Section 4.02 shall be satisfied, (B) the Borrower shall be in compliance (before and after giving effect to any Incremental Term Loans made pursuant to such Term Commitment Increase) with the Financial Performance Covenant on a Pro Forma Basis as of the last day of the most recently ended Test Period (with any proceeds of any Incremental Term Loans or Cure Amounts to be excluded for purposes of the cash component of the Total Net Leverage Ratio), (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above, (D) the maturity date of any term loans incurred pursuant to such Term Commitment Increase shall not be earlier than the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of any term loans incurred pursuant to such Term Commitment Increase shall be no shorter than the Weighted Average Life to Maturity of the Term Loans, (E) the interest rate margins and, subject to clause (D), the amortization schedule for any term loans incurred pursuant to such Term Commitment Increase shall be determined by the Borrower and the Incremental Term Lenders with the applicable

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Term Commitment Increases; provided that in the event that the All-In Yield of any Term Commitment Increase effected exceeds the All-In Yield of the existing Term Loans by more than 50 basis points, then the Applicable Rate for the existing Term Loans shall be increased to the extent necessary so that the All-In Yield of the Term Loans is equal to the All-In Yield of such term loans incurred pursuant to such Term Commitment Increase minus 50 basis points; provided, further, that to the extent the All-In Yield with respect to such Term Commitment Increase is greater than such All-In Yield with respect to the existing Term Loans solely as a result of a higher interest rate floor, then the increase to the Applicable Rate shall be effected solely by increasing the interest rate floor on the existing Term Loans, and (F) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Incremental Term Lenders with the applicable Term Commitment Increases; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clauses (D) or (E) above), they shall be reasonably satisfactory to the Administrative Agent. Notwithstanding anything to contrary herein, (A) the sum of (i) the aggregate principal amount of the Term Commitment Increases and (ii) the aggregate principal amount of all Revolving Commitment Increases shall not exceed the Incremental Cap and (B) no more than four such Term Commitment Increases and Revolving Commitment Increases, taken together, may be made during the term of this Agreement. Each Term Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof.”
(r)    Section 3.16(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(b)    Neither Holdings nor any of its Subsidiaries (A) derives revenues from investments in, or transactions with, Sanctioned Persons, (B) has violated any Anti-Corruption Law, (C) has in any material respect violated the accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has violated any applicable Anti-Money Laundering Law. Each of Holdings and its Subsidiaries has implemented and maintains in effect policies and procedures designed to cause Holdings and its Subsidiaries and their respective directors, officers, employees, and agents to comply with the Anti-Corruption Laws and Sanctions. Each of Holdings and its Subsidiaries, and to the knowledge of each Specified Loan Party, each director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary while acting on behalf of such Borrower or Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.”

(s)    Section 4.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be

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true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.
(c)    In the case of any Borrowing of Revolving Loans or the issuance, amendment or extension of any Letter of Credit, after giving effect to the incurrence of such Revolving Loans or issuance, amendment or extension of such Letter of Credit, as applicable, the aggregate outstanding Revolving Exposures would not exceed the aggregate Revolving Commitments then in effect.
(d)    In the case of any Borrowing of Revolving Loans, or the issuance, amendment or extension of any Letter of Credit, during any Limited Availability Period, the Cash Balance of the Loan Parties after giving effect to the incurrence of such Revolving Loans or issuance, amendment or extension of such Letter of Credit, as applicable, shall not exceed $20,000,000.
(e)    In the case of any Borrowing of Revolving Loans, or the issuance, amendment or extension of any Letter of Credit, if, after giving effect to the incurrence of such Revolving Loans or issuance, amendment or extension of such Letter of Credit, as applicable, the aggregate outstanding Revolving Exposures is greater than $80,000,000, then the Accordion Event shall have occurred on or prior to such date.
Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Specified Loan Party on the date thereof that the conditions specified in paragraphs (a), (b) and (d) (to the extent then-applicable) of this Section have been satisfied.”
(t)    Clauses (c), (d) and (e) of Section 5.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:
“(c)    solely during the period commencing from the Third Amendment Effective Date through the first occurring Unrestricted Leverage Date after the Sixth Amendment Effective Date, (i) with respect to each fiscal month ending after the Third Amendment Effective Date, as soon as available, but in any event no later than the date that is 25 days after the end of each such fiscal month, an unaudited consolidated and consolidating balance sheet and unaudited consolidated statement of operations of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form (x) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (y) the figures for the corresponding period or periods contained in the most recently delivered annual budget, all certified by a Financial Officer as presenting fairly in all material respects, as applicable, the financial condition

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as of the end of and for such fiscal month and such portion of the fiscal year and results of operations of Holdings and its Restricted Subsidiaries on a consolidated basis, subject to normal quarter-end adjustments, year-end audit adjustments and the absence of footnotes, and (ii) beginning with the fiscal month ending August 27, 2022, together with the monthly financial statements delivered pursuant to Section 5.01(c), (x) the number of Actual Booked Unit for the applicable fiscal month and (y) a rolling 13-week cash flow forecast of the Loan Parties and their Subsidiaries covering the 13-week period (beginning with the date of delivery of such forecast) together with a variance report for the previously provided 13-week cash flow forecast of the Loan Parties and their Subsidiaries, in each case, in form and detail reasonably satisfactory to the Administrative Agent;
(d)    concurrently with the delivery of financial statements under paragraph (a), (b) and (c) above, a certificate executed by a Financial Officer (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing and specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (1) in the case of financial statements delivered under paragraph (a) or (b) above, demonstrating compliance with the applicable Financial Performance Covenants contained in Section 6.10(a) and (b), (2) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdings ending September 30, 2017, of Excess Cash Flow for such fiscal year, (3) in the case of financial statements delivered under paragraph (a) or (b) above, updating schedules required to be updated pursuant to Section 5.03(b) below and (4) in the case of financial statements delivered under paragraph (c) above, of the Liquidity and the Cash Balance itemized for each day during such month, and the Actual Booked Units for the applicable period (in each case, broken down monthly), and confirming whether Holdings has been in compliance with Sections 2.11(d), 6.10(c) and 6.10(d) for such month or, if not, describing any non-compliance and the steps, if any, being taken to cure it;
(e)    (i) as soon as available, but in any event no later than 60 days after the commencement of each fiscal year of Holdings, a reasonably detailed consolidated annual budget (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows and setting forth the material assumptions used for purposes of preparing such budget) for Holdings and its Restricted Subsidiaries for the forthcoming fiscal year, quarter by quarter, and (ii) concurrently with the delivery of financial statements under paragraph (b) above, a projected consolidated balance sheet and consolidated statements of projected operations and cash flows and setting forth the material assumptions used for such projections, for Holdings and its Restricted Subsidiaries for the next four fiscal quarter period, quarter by quarter, in each case of clauses (i) and (ii) above, certified by a Financial Officer as being such officer’s good faith estimate of the financial performance of Holdings and its Subsidiaries during the period covered thereby;”
(u)    Section 5.08 of the Credit Agreement is hereby amended by amending and restating clause (b) as follows and inserting the immediately succeeding language as clauses (c), (d), (e) and (f) thereof:
“(b)    In addition, annually, if requested by the Administrative Agent and at a time to be mutually agreed with the Administrative Agent that is promptly (and, in any event, no later than 14 days) after the delivery of the information required pursuant to Section

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5.01(a) above, each Specified Loan Party shall participate in a conference call for Lenders to discuss with senior management of such Specified Loan Parties the financial condition and results of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.
(c)    In addition, during the period commencing from the Sixth Amendment Effective Date through the immediately succeeding Unrestricted Leverage Date, monthly, if requested by the Administrative Agent and at a time to be mutually agreed with the Administrative Agent that is promptly (and, in any event, no later than 14 days) after the delivery of the information required pursuant to Section 5.01(c) above, each Specified Loan Party shall participate in a conference call for Lenders to discuss with senior management of such Specified Loan Parties the financial condition and results of operations the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.
(d)    In addition to the foregoing, from time to time, but in the absence of any Default or Event of Default not more than once during any calendar year, the Administrative Agent shall be entitled, at the sole cost of the Loan Parties, to require the Borrower to obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent stating the then current market values of all or any portion of the real estate and personal property owned by the Loan Parties and Subsidiaries.
(e)    In addition, Loan Parties shall at all times reasonably cooperate in a timely manner with the Administrative Agent and the Lenders to demonstrate that all Liens in the Collateral granted (or purported to be granted) pursuant to the Loan Documents have been perfected, and have the priority required, in accordance with the Loan Documents.
(f)    In addition, at all times during the period commencing from the Sixth Amendment Effective Date through the immediately succeeding Unrestricted Leverage Date, the Borrower shall (A) maintain the engagement of Ankura Consulting Group, LLC (“Ankura”), or such other financial advisor to the Borrower that is acceptable to the Required Lenders in their sole discretion (Ankura and any permitted successor thereof, the “Financial Advisor”), to perform services including (i) assessment of the cost structure of the Borrower and its Subsidiaries, (ii) identifying efficiencies and synergies for the Borrower and its Subsidiaries and (iii) such other matters customary for the position and as requested by the Required Lenders, (B) authorize and instruct the Financial Advisor to (i) share with the Administrative Agent, among other information, all budgets, records, projections, financial information, reports and other information relating to the Collateral, the financial condition and operations of the Loan Parties and their Affiliates as reasonably requested by the Administrative Agent from time to time and (ii) communicate directly with the Administrative Agent as the Administrative Agent may reasonably request and (C) cooperate with the Financial Advisor and provide the Financial Advisor full access to the Loan Parties’ books and records, premises, and management.”
(v)    The following shall be inserted as a new Section 5.16 of the Credit Agreement:

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“SECTION 5.16 Sixth Amendment Post-Closing Obligations.
(a)    Within ninety (90) days after the Sixth Amendment Effective Date (or such longer time period as agreed to by the Administrative Agent in its reasonable discretion), the Borrower shall take all steps reasonably requested by the Administrative Agent with respect to the owned real estate identified in Schedule 6 to the Perfection Certificate (as defined in the Sixth Amendment) to ensure compliance with the requirements of Section 5.12 this Agreement.
(b)    Within one hundred and twenty (120) days after the Sixth Amendment Effective Date (which may be extended by an additional thirty (30) days if reasonably requested by the Borrower), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent, with respect to each owned real estate that is listed in Schedule 6 to the Perfection Certificate (as defined in the Sixth Amendment) (a) an appraisal report in form and substance and from an appraiser reasonably satisfactory to the Administrative Agent stating the then current market value of such real estate and (b) a Phase I environmental site assessment in form and substance and from a qualified firm reasonably satisfactory to the Administrative Agent. If any such Phase I environmental site assessment reveals the need for additional review or testing, the Borrower shall, as soon as practicable and in any event within thirty (30) days of the delivery of such initial Phase I environmental site assessment pursuant to this Section 5.16 (or such later date, in any event not to exceed ninety (90) days following such delivery date, if reasonably requested by the Borrower), deliver, or cause to be delivered, to the Administrative Agent, such additional environmental assessments as are recommended by the applicable qualified firm or consultant; provided, that if such additional review or testing cannot practically be completed within ninety (90) days of the delivery of such initial Phase I environmental site assessment pursuant to this Section 5.16, such period shall be extended so long as the Borrower is diligently pursuing such additional review or testing.”
(w)    Section 6.01(a)(xvi) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(xvi)    other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding, which shall at all times during the period commencing from the Sixth Amendment Effective Date through the immediately succeeding Unrestricted Leverage Date be subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion; and”
(x)    Section 6.02(xv) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(xv)    Liens not otherwise permitted by this Section 6.02 so long as the aggregate principal amount of the obligations secured thereby does not exceed the greater of (x) $15,000,000 at any time outstanding and (y) 5% of Consolidated Total Assets on the date such Liens are granted, determined as of the last day of the most recently ended Test Period; provided, however, that at all times during the period commencing from the Sixth Amendment Effective Date through the immediately succeeding Unrestricted Leverage Date, Liens permitted by this clause (xv) that either secure Indebtedness for borrowed money or credit advanced or that are otherwise voluntarily incurred shall be subject to

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intercreditor arrangements in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.”
(y)    Section 6.03(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(iii)    any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04; provided, further, that the aggregate fair market value of all property subject to Dispositions permitted to be made under the foregoing clause (C) of this clause (iii) on and after the Sixth Amendment Effective Date shall not exceed, in the aggregate, the Limited Availability Covenant Cap;”
(z)    The final paragraph of Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Notwithstanding anything to the contrary contained herein, the total amount of Investments permitted to be made under clauses (b), (g), (i), (j), (l), (m), (u) and (w) of this Section 6.04 on and after the Sixth Amendment Effective Date shall not exceed, in the aggregate, the Limited Availability Covenant Cap.”
(aa)    The final paragraph of Section 6.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Notwithstanding anything to the contrary contained herein, the aggregate fair market value of all property subject to Dispositions permitted to be made under clauses (d) (to the extent such Disposition is made to a Person that is not a Loan Party) and (i) of this Section 6.05 on and after the Sixth Amendment Effective Date shall not exceed, in the aggregate, the Limited Availability Covenant Cap.”
(bb)    Sub-clause (a)(vi) of Section 6.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(vi)    in addition to any Restricted Payments permitted pursuant to Section 6.06, other Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Holdings shall be in compliance with the Financial Performance Covenant (provided that for purposes of this clause (vi), the Total Net Leverage Ratio required by Section 6.10(a) of the Financial Performance Covenant on such date shall be deemed to be 0.25x less than the ratio required by the Financial Performance Covenant at such date) (i) in the case of Section 6.10(a) and (b), on a Pro Forma Basis as of the last day of the most recently ended Test Period, (ii) in the case of Section 6.10(c), on the applicable date most recently tested, and (iii) in the case of Section 6.10(d), for the most recently ended applicable three-month period or one-month

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period, as the case may be, and (c) Holdings and its Restricted Subsidiaries shall have not less than $5,000,000 in the aggregate of Unrestricted Cash plus remaining availability under the Revolving Commitments;”
(cc)    The final paragraph of Section 6.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Notwithstanding anything to the contrary contained herein, the total amount of Restricted Payments permitted to be made under clauses (a)(iv), (a)(v)(D), (a)(vi), (a)(ix), (a)(x) and (a)(xi) of this Section 6.06, together with the total amount of payments permitted to be made in respect of Indebtedness under this Section 6.06(b), in each case on and after the Sixth Amendment Effective Date shall not exceed, in the aggregate, the Limited Availability Covenant Cap.”
(dd)    Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
    (a) Total Net Leverage Ratio. Holdings will not permit the Total Net Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Maximum Total Net Leverage Ratio
First Amendment Effective Date through the fiscal quarter ending June 29, 2019	4.00:1.00
Fiscal quarter ending September 28, 2019 through fiscal quarter ending October 2, 2020	3.75:1.00
Fiscal quarter ending January 2, 2021 through the fiscal quarter ending September 30, 2023	Not applicable.
Fiscal Quarter ending December 30, 2023, through the fiscal quarter ending March 30, 2024	4.00:1.00
Fiscal quarter ending June 29, 2024 and thereafter	3.50:1.00

    Notwithstanding the foregoing, with respect to any reference in this Agreement (other than in this Section 6.10, Section 5.01(a) or (c), Section 7.01(d) (solely with respect to Section 6.10), Section 7.02 and Section 8.06) to compliance (on a pro forma basis or otherwise) with this Section 6.10, the Financial Performance Covenant or Total Net Leverage Ratio requirement contained in this Section 6.10 (including, for the avoidance of doubt, any determination of compliance therewith), the Total Net Leverage Ratio required by this Section 6.10 for any fiscal quarter ending on or after the Sixth Amendment Effective Date shall be deemed to be 3.50:1.00 at any time that a Limited Availability Period is in effect.
    (b) Minimum Consolidated EBITDA. Holdings will not permit the Consolidated EBITDA as of the last day of any Test Period ending during any period set forth below in

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respect of which a Limited Availability Period is in effect on the last day of such period to be less than the amount set forth opposite such period (with numbers in parentheses denoting negative amounts):

Period	Minimum Consolidated EBITDA
Fiscal quarter ending January 2, 2021	$24,500,000
Fiscal quarter ending April 3, 2021	$19,300,000
Fiscal quarter ending July 3, 2021	$24,700,000
Fiscal quarter ending October 2, 2021	$27,500,000
Fiscal quarter ending January 1, 2022	$14,500,000
Fiscal quarter ending April 2, 2022	($4,500,000)
Fiscal quarter ending July 2, 2022	($6,800,000)
Fiscal quarter ending October 1, 2022	Not applicable
Fiscal quarter ending December 31, 2022	Not applicable
Fiscal quarter ending April 1, 2023	Not applicable
Fiscal quarter ending July 1, 2023	$50,000,000
Fiscal quarter ending September 30, 2023	$60,000,000

    (c) Minimum Liquidity. Holdings will not permit Liquidity as of the last Friday of any fiscal month ending during a period set forth below (or, if such day is not a Business Day, the immediately preceding Business Day) in respect of which a Limited Availability Period is in effect on the last day of such period to be less than the amount set forth opposite such period:

Period	Minimum Liquidity
Fourth Amendment Effective Date through January 1, 2022	$10,000,000
January 2, 2022, through April 2, 2022	$5,000,000
April 3, 2022, through July 2, 2022	$15,000,000
July 3, 2022, through the Sixth Amendment Effective Date	Not applicable.
Sixth Amendment Effective Date through December 30, 2023	$30,000,000

Notwithstanding anything to the contrary in Section 5.01(d) hereof, any reasonably detailed calculations of such Liquidity shall not be required to be furnished any sooner than the 25th day of the immediately succeeding fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day).
    (d) Minimum Units Booked. If the Liquidity calculated pursuant to Section 6.10(c) for the most-recently ended fiscal month is less than $50,000,000, Holdings will

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not permit for any period after the Sixth Amendment Effective Date through March 31, 2023, the cumulative aggregate amount of Actual Booked Units for the period commencing on October 1, 2022 to the last day of such period to be less than the number of Units set forth opposite such period in the table below (for the avoidance of doubt, solely to the extent a Limited Availability Period is in effect during such period). Notwithstanding anything to the contrary in Section 5.01(d) hereof, any reasonably detailed calculations of such Actual Booked Units shall not be required to be furnished any sooner than the 25th day of the immediately succeeding fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day).

Period	Minimum Units Booked
Three month period ending November 27, 2021	1,128
Three month period ending January 1, 2022	776
Three month period ending January 29, 2022	748
Three month period ending February 26, 2022	727
Three month period ending April 2, 2022	763
Three month period ending April 30, 2022	1,111
Three month period ending May 28, 2022	1,525
Three month period ending July 2, 2022	2,053
Three month period ending July 30, 2022	2,072
Three month period ending August 27, 2022	2,199
Period from October 2, 2022 and ending October 29, 2022	450
Period from October 2, 2022 and ending November 26, 2022	900
Period from October 2, 2022 and ending December 31, 2022	1,400
Period from October 2, 2022 and ending January 28, 2023	1,900
Period from October 2, 2022 and ending February 25, 2023	2,400
Period from October 2, 2022 and ending April 1, 2023	3,000

(ee)    Clauses (d) and (l) of Section 7.01 of the Credit Agreement are hereby amended and restated in its entirety as follows:
“(d)     Holdings or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 5.04 (with respect to the existence of any Specified Loan Party or any Material Subsidiary), 5.09, 5.10 and 5.16 or in Article VI; provided, that any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02, or (ii) Section 5.01, 5.02 or any of 5.08(c) through (f), inclusive and, in each case, such failure shall continue unremedied for a period of ten (10) days;

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“(l)     any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under or consented to under the Loan Documents, (ii) solely as a result of the Administrative Agent’s failure to (x) file UCC continuation statements in respect of any Filed Collateral (as defined in the Collateral Agreement) or (y) maintain control of any certificate or instrument in respect of any Pledged Collateral (as defined in the Collateral Agreement) delivered to the Administrative Agent prior to the Sixth Amendment Effective Date or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage in writing;

(ff)    Section 7.01 of the Credit Agreement is hereby amended by (x) deleting the word “or” from the end of clause (o) thereof and (y) inserting the immediately succeeding language as clause (q) and (r) thereto:
“(q)    the initiation of any legal action by, or any other challenge in legal proceedings of, any Loan Party or any Affiliate thereof to invalidate or limit the enforceability of this Agreement; or
(r)    any holder or holders of any Lien forecloses (or receives a grant of a deed in lieu of a foreclosure or the like) on any assets of any Loan Party or any of its Subsidiaries with an aggregate value of greater than $1,000,000, which value with respect to each such asset shall be deemed to be the greater of the fair market value or book value of such asset, or takes any action to otherwise realize on such Lien;”
(gg)    Sections 9.04(b)(i) and 9.04(b)(ii) of the Credit Agreement are hereby amended and restated in their entirety as follows:
“(b)    (i)    Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, no Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) except to an Eligible Assignee with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender (I) to any Lender or an Affiliate of any Lender or to an Approved Fund or (II) if an Event of Default under Section 7.01 has occurred and is continuing or (y) by a Revolving Lender (I) to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (II) if an Event of Default under Section 7.01 has occurred and is continuing, provided that during such period assignments shall be made in consultation with the Borrower; provided, further, that no consent of the Administrative Agent shall be required for an assignment (x) by a Term Lender to any Lender or an Affiliate of any Lender or to an Approved Fund or (y) by a Revolving Lender to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender and (B) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment (and any other attempted assignment by a Lender party hereto shall be null and void).

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Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within five (5) Business Days after written notice to the Borrower requesting such consent, the Borrower shall be deemed to have consented to such assignment. Notwithstanding anything to the contrary in this Agreement or in any Assignment and Assumption, no assignment made in accordance with the requirements of this Section 9.04 at the time when made shall be subsequently invalidated solely by virtue of such assignee being subsequently being identified by the Borrower as a competitor after such Assignment and Assumption was effected.
(ii)    Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of assignments of Term Loans and (y) $2,500,000 in the case of assignments of Revolving Loans or Revolving Commitments (and, in each case, integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that such minimum amounts shall not apply to (x) any assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (y) any assignment of all of a Lender’s outstanding Loans and Commitments; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01 has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower any Tax forms required by Section 2.17(e) and a written notice in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank or Swingline Lender may be made unless (1) the assignee shall be or become an Issuing Bank or Swingline Lender, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank or Swingline Lender, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit or Swingline Loans, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Sections 2.04(a) and 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment

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prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01 has occurred and is continuing.”
(hh)    Section 9.04(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(f) Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, so long as no Limited Availability Period is then in effect and no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loan Commitment or Term Loans owing to it to the Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments), subject to the following limitations:
(i)    the Borrower shall conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans, provided that, (A) notice of and invitation to the Auction shall be made to all Term Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 9.04(f) and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;
(ii)    with respect to all repurchases made by the Borrower pursuant to this Section 9.04(f), (A) the Borrower shall deliver to the Auction Manager a certificate of a Responsible Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding the Borrower, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Administrative Agent and the Lenders which are not Public Lenders, (B) the Borrower shall not use the proceeds of any Revolving Loans to acquire such Term Loans and (C) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and
(iii)    following any repurchase by the Borrower pursuant to this Section 9.04(f), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any

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Term Loans repurchased and cancelled pursuant to this Section 9.04(f), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.”
(ii)    Schedule 2.01 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex I attached hereto.
Section 2.Permanent Reduction of Revolving Commitments. The Borrower hereby notifies the Administrative Agent and each Lender in accordance with Section 2.08 of the Credit Agreement of its irrevocable election to reduce permanently the Revolving Commitments of all Lenders to the aggregate principal amount of $90,000,000, effective upon (and conditional upon) the occurrence of the Sixth Amendment Effective Date, with such reduction to be applied ratably to the Revolving Commitments of each Lender. The Lenders hereby waive all required notification, notification periods and minimum integral multiple requirement in connection with such reduction.
Section 3.Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the satisfaction of all the following conditions precedent (the first date on which such conditions have been satisfied being referred to herein as the “Sixth Amendment Effective Date”):
(a)    The Administrative Agent (or its counsel) shall have received (i) a duly executed and completed counterpart hereof that bears the signature of the Borrower and each other Loan Party, (ii) a duly executed and completed counterpart hereof that bears the signature of the Administrative Agent and (iii) duly executed and completed counterparts hereof that bear the signature of all of the Lenders;
(b)    The Administrative Agent shall have received an Acknowledgment and Confirmation in the form of Annex I hereto from an authorized officer of each Loan Party;
(c)    The Administrative Agent (or its counsel) shall have received (i) a duly executed and completed counterpart of the fee letter, to be dated as of the Sixth Amendment Effective Date (the “Sixth Amendment Fee Letter”), between the Administrative Agent and the Borrower, that bears the signature of the Borrower and (ii) a duly executed and completed counterpart of the Sixth Amendment Fee Letter that bears the signature of the Administrative Agent;
(d)    the Administrative Agent shall have received a perfection certificate (the “Perfection Certificate”), in form substantially consistent with the perfection certificate delivered in connection with the Closing Date, dated as of the Sixth Amendment Effective Date or as of a recent date (as required under the Fifth Amendment and Limited Waiver to Credit Agreement, dated as of September 2, 2022 (the “Fifth Amendment”));
(e)    the Borrower shall have provided to the Administrative Agent Lien searches from the Secretary of State (or comparable state authority) of the jurisdictions of organization of each of the Loan Parties;
(f)    Upon and after giving effect to this Amendment, (i) all of the representations and warranties set forth in Section 4 below and in the Amended Credit Agreement will be true and correct, and (ii) and no Default or Event of Default shall exist;
(g)    The Administrative Agent shall have received (i) reimbursement of reasonable and documented out of pocket expenses in connection with this Amendment and the other transactions contemplated hereby in accordance with Section 9.03 of the Credit Agreement

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and (ii) on behalf of itself, its Affiliates and each Lender for the account of each Lender that duly executes this Amendment on or prior to 9:00 a.m. New York time on November 21, 2022 (or such later date and time as notified by the Borrower in writing to the Lenders through the Administrative Agent), a fee equal to 1.00% of the aggregate outstanding principal amount of the Revolving Commitments and Term Loans held by such Lender on the Sixth Amendment Effective Date; and
(h)    The Administrative Agent shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least five (5) Business Days prior to the Sixth Amendment Effective Date by the Administrative Agent required by regulatory authorities under applicable Anti-Money Laundering Laws, including the USA PATRIOT Act and other “know your customer” rules and regulations.
Section 4.Representations and Warranties. Each Loan Party party hereto represents and warrants to each of the Lenders and the Administrative Agent that as of the Sixth Amendment Effective Date:
(a)    Power and Authority. Such Loan Party is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has all corporate or other organizational power and authority to carry on its business and to execute, deliver and perform its obligations under this Amendment and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
(b)    Authorization. This Amendment has been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Amendment has been duly executed and delivered by each such Loan Party and constitutes, and the Amended Credit Agreement constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.
(c)    Non-Violation. The execution, delivery and performance of this Amendment by such Loan Party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except (x) such as have been obtained or made and are in full force and effect except filings necessary to perfect Liens created under the Loan Documents or (y) for consents, approvals, registrations, filings or other actions the failure to make or obtain would not reasonably be expected to be adverse in any material respect to the rights of the Administrative Agent or the Lenders, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder except (in the case of each of clauses (b)(ii) and (c) to the extent that such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien

NAI-1533756051v20

on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or constituting Permitted Encumbrances.
(d)    Representations and Warranties in Credit Agreement. The representations and warranties of each Loan Party set forth in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language are true and correct in all respects on and as of the date hereof or on such earlier date, as the case may be.
(e)    No Default or Event of Default. As of the Sixth Amendment Effective Date, immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
Section 5.Waiver of Specified Events. Effective as of the Sixth Amendment Effective Date, the Lenders party hereto constituting the Required Lenders hereby waive the Specified Events (as defined in the Fifth Amendment) on a permanent basis (the “Waiver”). The Borrower acknowledges and agrees that the Waiver is one-time waiver and limited to the extent specifically set forth herein and no other terms, covenants or provisions of the Credit Agreement or any other Loan Document are intended pursuant to this Section 5 to (or shall) be affected hereby, all of which remain in full force and effect unaffected hereby.
Section 6.Outstanding Term Loans. Each party acknowledges and agrees that, as of the Sixth Amendment Effective Date, the aggregate outstanding principal balance of the Term Loans under the Credit Agreement is $151,600,000.00.
Section 7.Miscellaneous.
(a)    Governing Law. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH LOAN PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AMENDMENT/WAIVER OR ANY OF THE OTHER LOAN DOCUMENTS.
(b)    Incorporation by Reference. The parties hereto acknowledge and agree that Sections 9.03, 9.05, 9.09, 9.10, 9.12 and 9.18 of the Credit Agreement are incorporated herein by reference mutatis mutandis.
(c)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(d)    Counterparts. This Amendment may be executed by the parties hereto separately in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

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Transmission by a party to another party (or its counsel) via facsimile or electronic mail of a copy of this Amendment (or a signature page of this Amendment) shall be as fully effective as delivery by such transmitting party to the other parties hereto of a counterpart of this Amendment that had been manually signed by such transmitting party. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping or records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of Electronic Signatures with respect to this Amendment.
(e)    Entire Agreement. This Amendment, together with the Amended Credit Agreement and the other Loan Documents, embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.
(f)    Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(g)    Effect of Amendment.
(i)    Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders and the Administrative Agent under the Credit Agreement or the other Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the other Loan Documents or any other provision of the Credit Agreement or of any other Loan Document, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.
(ii)    On and after the Sixth Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Amended Credit Agreement.
(iii)    This Amendment and the Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

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(h)    Waiver of Claims. The Loan Parties hereby acknowledge and agree that, through the date hereof, each of the Administrative Agent, the Issuing Banks, the Lenders and the other Secured Parties (collectively, the “Lender Parties”) has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Loan Parties in connection with the Secured Obligations, the Credit Agreement, the other Loan Documents, each agreement that represents Secured Cash Management Obligations, each Swap Agreement the obligations under which constitute Secured Swap Obligations and the other transactions contemplated hereby (the “Released Transactions and Transaction Documents”), and the Loan Parties hereby waive and release any claims to the contrary with respect to the period through the Sixth Amendment Effective Date. To the maximum extent permitted by law, each Loan Party on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns hereby forever waives, releases, acquits and forever discharges each of the Lender Parties in any capacity and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors, both present and former, and other representatives of each of the foregoing from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Released Transactions and Transaction Documents.
(i)    Headings. The headings used in this Amendment are for convenience only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BLUE BIRD CORPORATION, as Holdings

By: /s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

BLUE BIRD BODY COMPANY, as Borrower

By: /s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

BLUE BIRD GLOBAL CORPORATION, as Intermediate Parent

By: /s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

PEACH COUNTY HOLDINGS, INC., as Intermediate Parent

By: /s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

SCHOOL BUS HOLDINGS INC., as Intermediate Parent

By: /s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

Blue Bird –Sixth Amendment to Credit Agreement

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BANK OF MONTREAL,
as Administrative Agent, Swingline Lender, Issuing Bank and a Lender

By: /s/ Paul Bahra
Name: Paul Bahra
Title: Director
Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

Bank of America, N.A, as a Lender [and as an Issuing Bank]

By: /s/ Miles Nerren
Name: Miles Nerren
Title: Senior Vice President

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

Capital One, N.A, as a Lender

By: /s/ Robert P. Harvey
Name: Robert P. Harvey
Title: Authorized Signer

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

CIBC Bank USA, as a Lender

By: /s/ Timothy P. Roberts
Name: Timothy P. Roberts
Title: Managing Director

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Bank

By: /s/ Cynthia Clark
Name: Cynthia Clark
Title: Vice President

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

LJMorgan Chase Bank, N.A, as a Lender

By: /s/ Laura Woodward
Name: Laura Woodward
Title: Vice President

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

Regions Bank, as a Lender [and as an Issuing Bank]

By: /s/ J. Richard Baker
Name: J. Richard Baker
Title: Senior Vice President

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

Renasant Bank, as a Lender

By: /s/ Lauren A. Falgiano “Alex”
Name: Lauren A. Falgiano (“Alex”)
Title: Managing Director, Corporate Banking

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

SANTANDER BANK, N.A, as a Lender

By: /s/ David Cin
Name: David Cin
Title: Vice President

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

SYNOVUS BANK, as a Lender

By: /s/ Zachary Braun
Name: Zachary Braun
Title: Corporate Banker

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Acknowledged and agreed to by the undersigned:

Name of Institution:

TRUIST BANK, as a Lender

By: /s/ Ryan K. Michael
Name: Ryan K. Michael
Title: Senior Vice President

Blue Bird –Sixth Amendment to Credit Agreement

NAI-1533756051v20

Annex I
ACKNOWLEDGMENT AND CONFIRMATION
Reference is made to (i) the Sixth Amendment and Limited Waiver to Credit Agreement, dated as of the date hereof (the “Amendment”), which amends and otherwise modifies the Credit Agreement, dated as of December 12, 2016, as amended by the First Amendment to Credit Agreement, dated as of September 13, 2018, as further amended by the Second Amendment to Credit Agreement, dated as of May 7, 2020, the Third Amendment to Credit Agreement, dated as of December 4, 2020, the Fourth Amendment to Credit Agreement, dated as of November 24, 2021, and the Fifth Amendment and Limited Waiver to Credit Agreement, dated as of September 2, 2022 (as further amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among BLUE BIRD CORPORATION, a Delaware corporation (“Holdings”), BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), SCHOOL BUS HOLDINGS INC., a Delaware corporation, PEACH COUNTY HOLDINGS, INC., a Delaware corporation, BLUE BIRD GLOBAL CORPORATION, a Delaware corporation, as Intermediate Parents, the several banks and other financial institutions from time to time party thereunder (the “Lenders”), BANK OF MONTREAL, as an Issuing Bank, the Swingline Lender and the Administrative Agent for the Lenders thereunder (in such capacities, the “Administrative Agent”), and Fifth Third Bank and Truist Bank, each as an Issuing Bank, and (ii) the Collateral Agreement, dated as of December 12, 2016 (as amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Collateral Agreement”), among Holdings, the Borrower and the other Grantors (as defined therein) from time to time party thereto, in favor of the Administrative Agent, for the benefit of the Secured Parties. Capitalized terms used herein but not defined have the meanings assigned to such terms in the below-defined Amended Credit Agreement.
(a)    The Credit Agreement is being amended as set forth in the Amendment (the Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”).
(b)    Each of the undersigned parties hereby assigns, pledges and grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in and/or to the Collateral of such party to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations of such party. Such security interest shall be governed in all respects by all of the terms contained in the Collateral Agreement.
(c)    Each of the undersigned hereby agrees, with respect to each Loan Document to which it is a party:
i.all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis regardless of the effectiveness of the Amendment; and
ii.all of the Liens and security interests in the Collateral created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, as collateral security for its obligations, liabilities and indebtedness under the Amended Credit Agreement and the Collateral Agreement.
(d)    This Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.
(e)    THIS ACKNOWLEDGMENT AND CONFIRMATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ACKNOWLEDGMENT AND

CONFIRMATION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(f)    This Acknowledgment and Confirmation may be executed by one or more of the parties to this Acknowledgment and Confirmation on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Acknowledgment and Confirmation by email or facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to any document to be signed in connection with this Acknowledgment and Confirmation and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping or records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of Electronic Signatures with respect to this Acknowledgment and Confirmation.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Acknowledgment and Confirmation to be duly executed and delivered as of the date first written above.

BLUE BIRD CORPORATION

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

BLUE BIRD BODY COMPANY

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

SCHOOL BUS HOLDINGS INC.

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

PEACH COUNTY HOLDINGS, INC.

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

BLUE BIRD GLOBAL CORPORATION

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer
Blue Bird –Acknowledgment and Confirmation to Sixth Amendment to Credit Agreement

ANNEX I
TO SIXTH AMENDMENT TO CREDIT AGREEMENT
Schedule 2.01
Commitments

LENDER	Revolving Commitments as of the Sixth Amendment Effective Date	Outstanding Term Loans as of the Sixth Amendment Effective Date
BANK OF MONTREAL	$14,685,995.71	$23,401,342.14
BANK OF AMERICA, N.A.	$9,258,562.50	$14,753,020.14
CAPITAL ONE, NATIONAL ASSOCIATION	$6,493,215.83	$15,519,883.98
CIBC BANK USA	$2,075,195.04	$3,306,711.40
FIFTH THIRD BANK, NATIONAL ASSOCIATION	$12,986,577.18	$21,875,167.81
JPMORGAN CHASE BANK	$6,172,375.01	$14,753,020.14
REGIONS BANK	$13,728,213.38	$21,875,167.81
RENASANT BANK	$3,988,389.64	$6,355,283.83
SANTANDER BANK, N.A.	$9,258,562.50	$14,753,020.14
SYNOVUS FINANCIAL CORP	$2,660,506.47	$6,359,060.46
TRUIST BANK (F/K/A BRANCH BANKING AND TRUST COMPANY)	$8,692,406.74	$8,648,322.15
TOTAL	$90,000,000.00	$151,600,000.00